UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                         COMMISSION FILE NUMBER-0-32093
                           NOTIFICATION OF LATE FILING

                                   (CHECK ONE)

 __ FORM 10-K AND FORM 10-KSB __ FORM 20-F __ FORM 11-K _X_ FORM 10-Q AND FORM 10-QSB __ FORM N-SAR


                        FOR PERIOD ENDED October 31, 2006
                               -------------------

__  TRANSITION  REPORT  ON  FORM  10-K  AND  FORM  10-KSB
__  TRANSITION  REPORT  ON  FORM  20-F
__  TRANSITION  REPORT  ON  FORM  11-K
__  TRANSITION  REPORT  ON  FORM  10-Q  AND  FORM  10-QSB
__  TRANSITION  REPORT  ON  FORM  N-SAR
FOR  THE  TRANSITION  PERIOD  ENDED: ___________________

             READ INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM.
                              PLEASE PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:
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PART I--REGISTRANT INFORMATION

                           HiEnergy Technologies, Inc.
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                             Full Name of Registrant

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                            Former Name of Registrant

                               1601B Alton Parkway
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           Address of Principal Executive Office (Street and Number):

                            Irvine, California 92606
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                            City, State and Zip Code

PART  II--RULES  12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Forms 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III--NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q,10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                         (ATTACH EXTRA SHEETS IF NEEDED)

The preparation of the Company's latest quarterly report on Form 10-QSB has taken longer than anticipated and could not be completed by the required filing date of October 15, 2006 without unreasonable effort and expense. The Company anticipates filing its annual report within the five-day extension period.

PART  IV--OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Roger W.A. Spillmann            (949)                   757-0855
     ---------------------        -----------           -----------------
           (NAME)                 (AREA CODE)           (TELEPHONE NUMBER)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                                    X Yes ___ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  ____Yes  X  No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                           HiEnergy Technologies, Inc.
                         -------------------------------
                  (Name of Registrant as Specified In Charter)

has caused this notification to be signed on its behalf by the undersigned hereto duly authorized


Dated: October 15, 2006                By: /s/ Roger W.A. Spillmann
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                                         Roger W.A. Spillmann, President and CEO